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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (Date of Earliest Event Reported): November 13, 2002



                            CTI GROUP (HOLDINGS) INC.
            -------------------------------------------------------
             (Exact name of registrant as specified in its charter)


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


           Delaware                            0-10560                           51-0308583
 ----------------------------          ------------------------             -------------------
 (State or other jurisdiction          (Commission File Number)              (I.R.S. Employer
      of incorporation)                                                     Identification No.)

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           333 North Alabama Street, Suite 240, Indianapolis, IN 46204
    ------------------------------------------------------------------------
             (Address of principal executive offices with zip code)

Former name, former address, and former fiscal year, if changed since last report: N/A



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Item 5.  Other Events and Regulation FD Disclosure

Description of Capital Stock

         The authorized capital stock of CTI Group (Holdings) Inc. ("CTIG") consists of 50,000,000 shares of common stock, $.01 par value, including 47,166,666 shares of Class A common stock and 2,833,334 shares of Class B common stock. CTIG's Class A common stock is listed and traded on the National Association of Securities Dealers, Inc. Over-the-Counter Bulletin Board under the symbol "CTIG."

         As of September 30, 2002, approximately 26,689,456 shares of Class A common stock and 2,833,334 shares of Class B common stock were outstanding. All of the outstanding Class B common stock was issued pursuant to the Agreement and Plan of Merger, dated February 3, 2000, as amended, between CTIG and Centillion Data Systems, Inc. ("Centillion Merger Agreement"). No additional Class B common stock may be issued except pursuant to a stock split, stock divided or share distribution related to the then outstanding shares of Class B common stock.

         Except with respect to the election of directors described below and except as may be required by the laws of the State of Delaware, holders of Class A and Class B common stock are entitled to one vote per share on all matters to be voted upon by the shareholders and vote together as one class on such matters. The Board of Directors is divided into three classes with staggered three year terms. At any meeting of the shareholders held prior to July 1, 2003 for the purpose of electing Class I or Class II directors, the holders of Class B common stock voting as a class without the holders of Class A common stock have the right to elect the Class I and Class II directors. The shareholders may not cumulate votes in connection with the election of directors.

         Class B common stock is subject to voluntary and mandatory conversion into Class A common stock. Until the earlier of February 12, 2003 or the date the original recipients of the consideration under the Centillion Merger Agreement cease to own 51% of CTIG's outstanding common stock, CTIG has the option to convert shares of Class B common stock into the number of shares of Class A common stock determined by dividing the value of CTIG's subsidiary, Centillion Data Systems LLC ("Centillion LLC"), (excluding certain patents) by
(i) the lower of $1.50 or 88% of the market value of Class A common stock for approximately the first million shares of Class A common stock to be issued, or
(ii) 88% of the market value of Class A common stock for the remainder of any shares of Class A common stock to be issued. For the first 31 days of the three-year period commencing upon the expiration of CTIG's option to convert shares of Class B common stock, described above, the holders of a majority of Class B common stock have the option to convert shares of Class B common stock into the number of shares of Class A common stock determined by dividing the value of Centillion LLC by the lower of $1.50 or 88% of the market value of Class A common stock. During the remainder of such three-year period, the holders of a majority of Class B common stock have the option to convert shares of Class B common stock into the number of shares of Class A common stock determined by dividing the value of Centillion LLC by 88% of the market value of Class A common stock. After February 11, 2005 and upon the occurrence of any direct or indirect sale, transfer or conveyance of, or the grant of any pledge or security interest in, 50% or more of CTIG's equity interest in, or the assets of, Centillion LLC, or upon the occurrence of any of the foregoing transactions resulting in CTIG's receipt of more than $7.5 million, shares of Class B common stock will automatically be converted into the number of shares of Class A common stock determined by dividing the value of Centillion LLC by the market value of Class A common stock. The market value of Class A common stock will be the average of the last reported sale prices on any market or exchange on which Class A common stock is traded over the period of the most recent twenty consecutive business days.


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         Class B common stock has no preemptive or subscription rights. Class A common stock has no conversion, preemptive or subscription rights.

         The Board of Directors has the authority to declare and pay dividends on Class A common stock and Class B common stock in equal or unequal amounts. However, unless otherwise authorized by the vote of at least two-thirds of the members of the Board of Directors, whenever CTIG pays dividends to the holders of Class B common stock, CTIG must pay dividends in equal or greater amounts to the holders of Class A common stock.

         In the event of a liquidation, dissolution or winding up of CTIG, the holders of Class B common stock and Class A common stock will share all of the assets remaining after the payment of liabilities in the same proportion as the assets of Centillion LLC bear to the assets of CTIG other than the assets of Centillion LLC.

         There are no redemption or sinking fund provisions applicable to Class A or Class B common stock. All outstanding shares of Class A and Class B common stock are fully paid and non-assessable.

         The transfer agent and registrar for Class A common stock is American Stock Transfer & Trust Company and its telephone number is (800) 937-5449.

Item 7.  Financial Statements and Exhibits

(a) Financial Statements of business acquired.

                  Not applicable.

(b) Proforma Financial Information.

                  Not applicable.

(c) Exhibits.

                  Not applicable



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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       CTI GROUP (HOLDINGS) INC.


Date: November 13,  2002               By:   /s/ Manfred Hanuschek
                                             -------------------------------
                                             Name:   Manfred Hanuschek
                                             Title:  Chief Financial Officer



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